Exhibit 23.3

Consent of Independent Registered Public Accountant

We consent to the incorporation by reference herein of our report dated June 2, 2006, on our audit of the financial statements and financial statement schedule of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2005, and for the year ended December 31, 2005, which is included in the Annual Report on Form 11-K.

/s/ BKD, LLP

Tulsa, Oklahoma

February 12, 2007